Exhibit 99.1

Press Release – November 3, 2008

TNS, Inc. Announces Third Quarter 2008 Financial Results

- Adjusted Earnings Grew 20.5%, Excluding Pretax Charges, to Achieve High End of Outlook -

- Q3 Gross Margin Expands 320 Basis Points from Last Year -

- EBITDA Before Stock Compensation Expense Grows 13.9% Excluding Pretax Charges -

- Full-Year Adjusted Earnings Outlook Moderated Primarily to Reflect Foreign Currency Impact -

RESTON, Va. – November 3, 2008 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its third quarter 2008 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ third quarter results were solid, with adjusted earnings achieving the high end of our outlook range for the quarter.  Revenue came in slightly below our outlook due to foreign currency impacts and, to a lesser extent, a weakening in transaction volumes in certain markets and a reduction in pass-through charges in the Telecommunication Services Division.  Top-line and gross margin expansion continued to be driven by further customer and market share expansion in our International Services and Financial Services Divisions and by the increased use of our services by cable customers in our Telecommunication Services Division.  While POS division revenue was affected by customer consolidation, the migration of traffic of CO-OP Financial Services in the US is proceeding well and we are pleased to report a marked pickup in orders for broadband services.”

Mr. Graham concluded, “As we enter the fourth quarter, our fundamentals remain resilient overall on a constant currency basis.  We are adjusting our outlook to reflect recent dramatic foreign currency fluctuations and to include a prudent revision to our outlook for transaction volumes.  With our competitive positioning, strong balance sheet, and flexible capital and cost programs, we believe TNS is well positioned to adjust as necessary to the uncertain economic environment.  We remain focused on migrating new customers, growing broadband installations, and marketing our mission-critical, cost-effective product suite on a global basis.”

Total revenue for the third quarter of 2008 increased 4.8% to $88.6 million from third quarter 2007 revenue of $84.5 million.  Excluding a decrease of $0.8 million in pass-through revenue from third quarter 2007, third quarter revenue increased 6.0%.  Gross margin in the third quarter of 2008 was 53.4%, an increase of 320 basis points from third quarter 2007 gross margin of 50.2%.

Third quarter 2008 GAAP net income was $1.9 million, or $0.07 per share, versus third quarter 2007 GAAP net income of $0.4 million, or $0.02 per share.  Included in third quarter results of 2008 and 2007 are pre-tax charges associated with severance of $0.7 million, or $0.02 per share, and $1.1 million, or $0.02 per share, respectively.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the third quarter of 2008 increased 17.0% to $22.5 million versus $19.2 million for the third quarter of 2007.  Excluding the above-mentioned pre-tax severance charges from third quarter 2008 and 2007 results, EBITDA before stock compensation expense increased 13.9% to $23.1 million versus $20.3 million.

As previously reported, beginning in 2008 TNS has lowered the tax rate used in the calculation of adjusted earnings to 20% from the 38% rate used previously (see “Financial Measures” below).  This

20% rate approximates the Company’s expected cash tax rate following changes implemented to align the Company’s tax structure more closely with its business operations.

Adjusted earnings, reported on the 20% tax rate for both periods, grew 26.8% to $10.6 million, or $0.42 per share, for the third quarter of 2008 compared to adjusted earnings of $8.4 million, or $0.34 per share, for the third quarter of 2007.  Excluding the above-mentioned severance charges from each period, adjusted earnings for the third quarter of 2008 increased 20.5% to $11.2 million, or $0.44 per share, from $9.3 million, or $0.38 per share, for the third quarter 2007 (reported on the 20% tax rate for both periods).  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share calculated on both the 38% and the 20% tax rates, and excludes the third quarter 2008 and 2007 severance charges.

(In millions, except per share and share amounts)

	Third Quarter 2008	Third Quarter 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$88.6	$84.5	4.8%	$84.5	4.8%

Calculation of adjusted earnings

Pretax adjusted earnings	$13.9	$11.6	20.5%	$11.6	20.5%
Taxes	$2.7	$2.3	20.5%	$4.4	10.8%
After tax adjusted earnings	$11.2	$9.3	20.5%	$7.2	26.4%
Earnings per share	$0.44	$0.38	14.8%	$0.29	48.1%
Weighted average diluted shares outstanding	25,549,865	24,339,155	5.0%	24,339,155	5.0%

Financial Review:

Third Quarter 2008

•                  Third quarter 2008 total revenue increased 4.8% to $88.6 million from third quarter 2007 revenue of $84.5 million. Excluding pass-through revenue of $1.8 million and $2.6 million for the third quarters of 2008 and 2007 respectively, revenue increased 6.0% to $86.9 million from $82.0 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 10.0% to $41.7 million from third quarter 2007 revenue of $37.9 million.  The effect of foreign exchange rates on revenue was minimal on a year-over year basis.  Excluding the $0.8 million in lower pass-through revenue, as disclosed last year, ISD revenue grew 12.2% primarily through higher transaction volumes and to a lesser extent from increased broadband connections from POS customers and additional connections from financial services customers.

•                  Revenue from the Financial Services Division increased 13.0% to $11.7 million from third quarter 2007 revenue of $10.4 million.  Revenues increased primarily through continued growth in the number of customer connections and endpoints and to a lesser extent from increases in the average revenue per endpoint from higher bandwidth installations.

•                  Revenue from the Telecommunication Services Division increased 6.6% to $16.5 million from third quarter 2007 revenue of $15.4 million.  Revenues increased through additional cable customer traffic which more than offset the effect of lower CNAM volumes and price compression resulting from customer consolidation.  On a sequential basis from second quarter 2008 to third quarter 2008, pass through revenues decreased from $1.7 million to $1.2 million. In third quarter 2007, pass through revenues were $1.2 million.

•                  Revenue from the POS Division decreased 9.9% to $18.7 million on 1.3 billion transactions from $20.8 million in third quarter 2007 on 1.5 billion transactions.  The decrease in POS division revenue was primarily attributable to a decrease of 11.8% in transaction volumes which mainly resulted from a large customer moving traffic off our network in the fourth quarter last year, and to a lesser extent from the consolidation of Alliance Data Systems’ network services business into Heartland Payments and a slight weakening in overall U.S. transaction patterns in September.  This was partially offset by revenue generated from installations of managed broadband products.

•                  Third quarter 2008 gross margin increased 320 basis points to 53.4% from 50.2% in the third quarter of 2007.  The improvement in gross margin was primarily a result of increased contributions from ISD and FSD, the Company’s highest gross margin divisions and to a lesser extent an increase in sales of higher margin products within the TSD product mix.

First Nine Months 2008 Results

•                  Total revenue for the first nine months of 2008 increased 11.1% to $262.9 million from $236.6 million in the first nine months of 2007. Excluding pass-through revenue of $6.3 million and $6.6 million for the first nine months of 2008 and 2007 respectively, revenue increased 11.6% to $256.6 million from $229.9 million.

•                  Gross margin in the first nine months of 2008 of 52.7% increased approximately 390 basis points from first nine months’ 2007 gross margin of 48.8%.  First nine months’ 2008 gross margin improved primarily through increased contributions from ISD and FSD, the company’s highest gross margin divisions and to a lesser extent from an increase in higher margin products within the TSD product mix and margin improvements in the POS division resulting from controlling supplier costs.

•                  GAAP net income for the first nine months of 2008 was $4.5 million, or $0.18 per share, versus first nine months’ 2007 GAAP net loss of $2.3 million, or $(0.09) per share.  Included in operating expenses for the first nine months of 2008 is a $0.9 million pre-tax benefit associated with the settlement of a state sales tax liability and a pre-tax charge to earnings of approximately $0.7 million for severance. Included in operating expenses for the first nine months of 2007 are pre-tax charges of approximately $2.0 million for severance and included in equity in net (loss) income of affiliates for the same period is a gain on the sale of the Company’s investment in WAY Systems of $0.6 million.  Excluding these items, net income for the first nine months of 2008 was $4.2 million, or $0.17 per share versus a loss of $1.4 million or $(0.06) per share for the first nine months of 2007.

•                  EBITDA before stock compensation expense for the first nine months of 2008 increased 29.6% to $64.6 million from first nine months’ 2007 EBITDA before stock compensation expense of $49.8 million.  Excluding the pre-tax benefit associated with the settlement of a state sales tax liability and severance charges mentioned above, EBITDA before stock compensation expense increased 28.4% to $64.4 million from $51.9 million for the first nine months of 2007.

•                  Adjusted earnings for the first nine months of 2008 increased 59.3% to $29.7 million, or $1.18 per share, from $15.8 million, or $0.65 per share for the first nine months of 2007.  Excluding the benefit from the settlement of a state sales tax liability, severance charges and gain on the sale of WAY Systems mentioned above, adjusted earnings for the first nine months of 2008 was $29.6 million, or $1.18 per share, versus $16.7 million, or $0.68 per share, in the first nine months of 2007.

Outlook:

TNS has revised its outlook for Full Year 2008 revenue and adjusted earnings to reflect the impact of:

•                  foreign currency translation impact of approximately $1.0 million in revenue and $0.3 million in adjusted earnings, or $0.01 per share, in the third quarter of 2008; and $6.0 million in revenue  and $1.8 million in adjusted earnings, or $0.07 per share in the fourth quarter of 2008

•                  impact to other (expense)/income resulting from the revaluation of balance sheet items denominated in non-local currencies of $0.2 million, or $0.01 per share, in the third quarter of 2008  and $0.7 million, or $0.03 per share, in the fourth quarter of 2008;

•                  a revision to projected transaction volumes and reductions in anticipated pass-through charges; as well as

•                  better than expected benefit to gross margin from shifts in product mix.

(In millions, except per share amounts)

	Full Year 2008	Full Year 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$345 - $347	$325.6	6% - 7%	$325.6	6% - 7%

Calculation of adjusted earnings
Pretax adjusted earnings	$47.9 - $49.1	$40.6	18% - 21%	$40.6	18% - 21%

Taxes	$9.6 - $9.8	$8.1	18% - 21%	$15.4	(38% -36%)
After tax adjusted earnings	$38.3 - $39.3	$32.5	18% - 21%	$25.2	52% - 56%
Earnings per share	$1.51 - $1.55	$1.33	14% - 17%	$1.04	45% - 49%

For the Fourth Quarter of 2008, TNS anticipates:

(In millions, except per share amounts)

	Fourth Quarter 2008	Fourth Quarter 2007
	At 20% Rate	At 20% Rate	% Change	At 38% Rate	% Change

Revenues	$82 - $84	$89.0	(8% - 6%)	$89.0	(8%-6%)

Calculation of adjusted earnings
Pretax adjusted earnings	$10.9 - $12.1	$13.1	(17%-8%)	$13.1	(17%-8%)

Taxes	$2.2 - $2.4	$2.6	(17%-8%)	$5.0	(56%-51%)
After tax adjusted earnings	$8.7 - $9.7	$10.5	(17%-8%)	$8.1	7% - 19%
Earnings per share	$0.34 - $0.38	$0.43	(20%-11%)	$0.33	3% - 15%

Please note that both the Full Year 2008 Outlook and the 2007 Full Year and Fourth Quarter results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS’ expanding operating leverage enabled us to generate nearly $19 million in cash flow from operations in the third quarter, for a year-to-date increase of 37% to $48.5 million from last year.  To date in the year, we have prepaid $25 million in long-term debt, of which $7 million was prepaid in Q3.  The abrupt strengthening in the U.S. dollar that began in September accounts for almost all of the revision to our revenue and adjusted earnings forecast.  While we cannot control currency shifts or the macro economy, for the balance of the year we are enhancing our operating agility by closely controlling costs while making selective, necessary investments in our business to drive long-term growth and maintain our strong competitive position.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 20% rate (2007: 38%).  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss third quarter 2008 results today, November 3, 2008, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617.614.2703, passcode #83993182.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from November 3, 2008 at 7:00 p.m. Eastern Time through November 10, 2008, and can be accessed by dialing 617-801-6888, passcode #93947485.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control such as fluctuations in foreign exchange rates; the company’s ability to identify, execute or effectively integrate acquisitions; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York

Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 17, 2008.  In addition, the statements in this press release are made as of November 3, 2008.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to November 3, 2008.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues	$88,629	$84,542	$262,903	$236,564
Operating expenses:
Cost of network services	41,274	42,109	124,206	121,154
Engineering and development	7,252	6,943	22,120	19,946
Selling, general, and administrative	20,965	20,108	61,364	54,863
Depreciation and amortization of property and equipment	6,140	5,977	18,201	17,214
Amortization of intangible assets	5,869	6,282	18,327	18,365
Total operating expenses(1), (2)	81,500	81,419	244,218	231,542

Income from operations	7,129	3,123	18,685	5,022
Interest expense	(2,390)	(4,299)	(8,730)	(12,488)
Other (expense) income and interest income	(688)	1,366	(582)	3,175
Income (loss) before income taxes, and equity in net loss of unconsolidated affiliates	4,051	190	9,373	(4,291)
Income tax (provision) benefit	(2,141)	(69)	(4,766)	1,361
Equity in net (loss) income of unconsolidated affiliates(3)	(23)	135	(94)	634
Net income (loss)	$1,887	$394	$4,513	$(2,296)
Basic and diluted earnings per share:
Basic net income (loss) per common share	$0.08	$0.02	$0.18	$(0.09)
Diluted net income (loss) per common share	$0.07	$0.02	$0.18	$(0.09)
Basic weighted average common shares outstanding	24,989,865	24,217,031	24,667,442	24,187,316
Diluted weighted average common shares outstanding	25,549,865	24,339,155	25,141,792	24,187,316

FOOTNOTES:

(1)	Included in operating expenses for the third quarters of 2008 and 2007 are pre-tax severance charges of $0.7 million, or $0.02 per share, and $1.1 million, or $0.02 per share, respectively.
(2)

Included in operating expenses for the first nine months of 2008 is a benefit related to the settlement of a sales tax liability of $0.9 million, or $0.03 per share and pre-tax severance charges of $0.7 million, or $0.02 per share. Included in operating expenses for the first nine months of 2007 are pre-tax charges related to severance of $2.0 million, or $0.05 per share.

(3)

Included in equity in net (loss) income of unconsolidated affiliates for first nine months of 2007 is a pre-tax gain of $0.6 million, or $0.02 per share, on the sale of the Company’s WAY Systems investment.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$23,016	$17,805
Accounts receivable, net	73,628	75,112
Other current assets	13,650	15,517
Total current assets	110,294	108,434

Property and equipment, net	61,390	55,376
Goodwill and identifiable intangible assets, net	174,276	193,843
Other assets	24,317	25,445
Total assets	$370,277	$383,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$58,625	$57,069
Deferred revenue	17,406	18,521
Total current liabilities	76,031	75,590

Long-term debt, net of current portion	180,500	205,500
Other liabilities	3,494	9,736
Total liabilities	260,025	290,826

Total stockholders’ equity	110,252	92,272
Total liabilities and stockholders’ equity	$370,277	$383,098

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Net income (loss)	$1,887	$394	$4,513	$(2,296)
Non-cash items	17,657	5,879	45,472	36,966
Working capital changes	(860)	1,872	(1,497)	638
Net cash provided by operating activities:	18,684	8,145	48,488	35,308
Purchases of property and equipment, net	(11,550)	(4,994)	(25,269)	(13,133)
Cash paid for business acquisitions, net of cash acquired	—	—	—	(4,166)
Sale of minority interests	—	262	—	887
Net cash used in investing activities:	(11,550)	(4,732)	(25,269)	(16,412)
Proceeds from issuance of long-term debt, net	—	—	—	221,949
Proceeds from tax benefits for share-based payments	—	—	—	—
Repayment of long-term debt	(7,000)	(5,500)	(25,000)	(137,813)
Payment of long-term debt financing costs	—	—	(75)	—
Proceeds from stock option exercise	643	20	9,589	51
Restricted cash	—	—	—	—
Payment of Special Cash Dividend - $4 per common share	—	—	—	(98,293)
Purchase of treasury stock	(358)	(22)	(1,919)	(720)
Net cash (used in) provided by financing activities:	(6,715)	(5,502)	(17,405)	(14,826)
Effect of exchange rates on cash and cash equivalents	104	(1,383)	(603)	(1,943)
Net increase (decrease) in cash and cash equivalents	523	(3,472)	5,211	2,127
Cash and cash equivalents, beginning of period	22,493	22,921	17,805	17,322
Cash and cash equivalents, end of period	$23,016	$19,449	$23,016	$19,449

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
EBITDA before stock compensation expense:
Income from operations (GAAP)	$7,129	$3,123	$18,685	$5,022
Add back the following items:
Depreciation and amortization of property and equipment	6,140	5,977	18,201	17,214
Amortization of intangible assets	5,869	6,282	18,327	18,365
Stock compensation expense(6)	3,326	3,812	9,374	9,234
EBITDA before stock compensation expense(1),(2)	$22,464	$19,194	$64,587	$49,835

Adjusted Earnings:
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$4,051	$190	$9,373	$(4,291)
Add back the following items: Equity in net (loss) income of unconsolidated affiliates	(23)	135	(94)	634
Amortization of intangible assets	5,869	6,282	18,327	18,365
Other debt related costs	69	63	215	1,535
Stock compensation expense(5)	3,326	3,812	9,374	9,234
Adjusted earnings before income taxes	13,292	10,482	37,195	25,477
Income tax provision at 20% (2007: 38%)	(2,658)	(3,983)	(7,439)	(9,681)
Adjusted earnings(3),(4),(5),(6)	$10,634	$6,499	$29,756	$15,796

Weighted average common shares – diluted	25,549,865	24,339,155	25,141,792	24,384,631
Adjusted earnings per common share – diluted	$0.42	$0.27	$1.18	$0.65

FOOTNOTES:

(1)

Excluding the $0.7 million pre-tax severance charges, EBITDA before stock compensation expense for the third quarter 2008 was $23.1 million. Excluding the $0.9 million pre-tax credit from the settlement of the state sales tax liability and the $0.7 million for severance charges, EBITDA before stock compensation expense for the first nine months of 2008 was $64.4 million.

(2)	Excluding the pre-tax severance charges, EBITDA before stock compensation expense for the third quarter and first nine months of 2007 was $20.3 million and $51.9 million respectively.
(3)

Excluding the $0.7 million in severance charges, adjusted earnings for the third quarter of 2008 were $11.2 million, or $0.44 per share. Excluding the $0.9 million pretax credit and the $0.7 million in severance charges, adjusted earnings for the first nine months of 2008 were $29.6 million, or $1.18 per share.

(4)

Excluding the pre-tax severance charges, adjusted earnings for the third quarter of 2007 were $7.2 million, or $0.29 per share. Excluding the pre-tax severance charges and $0.6 million pre-tax gain on the sale of the WAY Systems investment, adjusted earnings for the first nine months of 2007 were $16.7 million, or $0.68 per share.

(5)

For the first nine months of 2007 this amount includes approximately $1.5 million related to the modification of outstanding restricted stock units to allow for the right to receive a dividend equivalent payment.

(6)

Adjusted earnings per share for the first nine months of 2007, based on the 20% new tax rate ,were $0.84 per share and excluding the severance charge and gain on the sale of the WAY Systems investment was $0.88 per share.

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